Exhibit 99

Journal Communications Reports Third Quarter 2014 Results

Third Quarter 2014 Highlights and Changes from Third Quarter 2013:

  Revenue of $105.1 million, up 8.5%.
  Television revenue of $47.9 million, up 22.8%.
  Television retransmission revenue of $9.6 million, up 82.0%.
  Radio revenue of $21.6 million, up 5.1%
  Digital revenue of $5.0 million, up 9.9%
  Operating earnings of $14.2 million, up 40.4%.
  Diluted EPS of $0.14, compared to $0.09

MILWAUKEE--(BUSINESS WIRE)--October 30, 2014--Journal Communications, Inc. (NYSE:JRN) today announced results for its third quarter ended September 28, 2014.

“We are pleased to report that Journal Communications third quarter revenue of $105 million grew more than 8%, driving an operating earnings increase of 40%. Earnings per share in the quarter were $0.14 compared to $0.09 last year,” said Steven J. Smith, Chairman and CEO of Journal Communications.

“Journal benefitted from continued growth in television retransmission revenue along with significant political and issue advertising spending in a number of our markets.

“Our focused broadcast sales efforts grew both television and radio revenue, excluding retransmission and political, by approximately 3% and drove television and radio digital revenue up 22% and 31%, respectively.

“Publishing experienced a soft quarter due to lower retail and classified spending and circulation volume declines. A publishing expense reduction initiative in the fourth quarter will create a lower expense base in the business going forward.

Journal Communications continues to work with The E.W. Scripps Company to complete our previously announced transaction. We expect to close the transaction in the first half of 2015.”

Third Quarter 2014 Results

Note that unless otherwise indicated, all comparisons are to the third quarter ended September 29, 2013.

For the third quarter, revenue of $105.1 million increased 8.5%. Digital revenue of $5.0 million grew 9.9%. Operating earnings of $14.2 million increased 40.4%. Total expenses of $91.0 million were up 4.8%, or 1.2% excluding transaction and workforce reduction costs.

The operating margin was 13.5% for the third quarter compared to 10.4%. Adjusted EBITDA, as defined in Table 4, was $23.0 million, an increase of 43.5%.

Net earnings of $7.0 million increased 54.5%. In the third quarter, basic and diluted net earnings per share of class A and B common stock were $0.14 compared to $0.09.

Consolidated and Segment Results

The following table presents our revenue and operating earnings (loss) by segment for the third quarters of 2014 and 2013 (dollars in millions).

	Q3	Q3%
	2014	2013	Change
Revenue:
Television	$ 47.9	$ 39.0	22.8
Radio	21.6	20.6	5.1
Publishing	35.7	37.7	(5.4)
Corporate eliminations	(0.1)	(0.4)	73.9
Total Revenue	$ 105.1	$ 96.9	8.5

Operating earnings (loss):
Television	$ 12.1	$ 5.2	134.8
Radio	4.1	3.5	16.1
Publishing	2.6	3.2	(19.0)
Corporate	(4.6)	(1.8)	N/A
Total operating earnings	$ 14.2	$ 10.1	40.4

Television

Revenue from television for the third quarter increased 22.8% to $47.9 million. Retransmission revenue of $9.6 million grew 82.0%. Television political advertising revenue was $3.9 million compared to $0.3 million. Local advertising revenue, excluding political, increased 1.8%. Digital revenue, which is reported in local revenue, was $1.0 million, up 22.4%. National advertising revenue, excluding political, increased 4.2%, primarily due to an increase in the professional services and telecommunications advertising categories. Total revenue, excluding political and retransmission revenue was $34.4 million, up 2.8%.

Operating earnings from television were $12.1 million, an increase of 134.8%. Television operating expenses increased 5.8%, primarily due to higher network fees.

Radio

For the third quarter, revenue from radio increased 5.1% to $21.6 million. Radio political advertising revenue was $0.4 million in 2014 compared to $0.1 million in 2013. Local advertising revenue, excluding political, increased 3.3% to $18.5 million, primarily due to an increase in automotive and medical advertising. Digital revenue, which is reported in local revenue, was $0.8 million, up 30.8%. National advertising revenue, excluding political, decreased 1.6%. Excluding political revenue, total revenue was $21.2 million, up 3.4%.

Operating earnings from radio were $4.1 million compared to $3.5 million, an increase of 16.1%. Radio operating expenses increased 2.8% on higher employee related costs and sports rights fees.

Publishing

For the third quarter, publishing revenue decreased 5.4% to $35.6 million. Retail advertising revenue decreased 7.0% driven by the loss of a large retailer in the market and lower communications category spending and department store spending. Classified advertising revenue decreased 4.2% driven by a decrease in real estate and employment advertising. Digital advertising revenue of $3.1 million increased 2.0%, primarily due to an increase in sponsorship revenue that offset classified employment revenue declines. Circulation revenue of $12.1 million was down 4.0% on lower volumes that off-set price increases. Other revenue of $5.1 million decreased 4.4% driven by lower commercial print volumes.

Operating earnings from publishing were $2.6 million, a decrease of 19.0%. Total publishing expenses were $33.1 million, down 4.2%. Total newsprint and paper expense of $3.4 million decreased 11.5% on lower printing volumes and paper costs.

Corporate

The operating loss for the third quarter was $4.6 million compared to $1.8 million, primarily due to transaction related costs of $3.2 million in the third quarter of 2014.

Non-Operating Items

For the third quarter, other expense, which primarily consists of interest expense, was $1.4 million compared to $1.9 million, reflecting lower average borrowings and lower rates for the quarter.

The third quarter effective tax rate was 44.6% compared to 39.2%. The higher 2014 effective tax rate was driven by non-deductible transaction related costs incurred in 2014.

Notes Payable to Banks and Cash Flows

At the end of the third quarter, total debt was $143.8 million of which $130.5 million was drawn on our senior secured credit facilities and an additional $13.3 million was outstanding in the form of unsecured subordinated notes payable to the former holders of our class C shares. Year-to-date through the third quarter, we reduced our total debt by $64.4 million as compared to the 2013 year-end. Our consolidated funded debt ratio, as defined in our credit agreement, was 1.62-to-1. Year-to-date cash from operating activities was $56.4 million compared to $35.3 million due to increased cash from working capital and higher net earnings. Year-to-date capital expenditures were $6.4 million compared to $8.4 million.

Fourth Quarter 2014 Outlook

In the fourth quarter of 2014, excluding political revenue, we expect total television revenue to be up in the mid to high single-digits as compared to the fourth quarter of 2013. In radio, excluding political revenue, we expect revenue increases in the low-single digits as compared to the fourth quarter of 2013. In publishing, we anticipate revenue declines in the mid-single digits as compared to the fourth quarter of 2013.

Conference Call and Webcast

The company will hold an earnings conference call today at 10:00 a.m. Central Time (11:00 a.m. ET, 8:00 a.m. PT). To access the call, dial (877) 474-9505 (domestic) or (857) 244-7558 (international) at least 10 minutes prior to the scheduled start of the call. The access code for the conference call is 65843448. A live webcast of the third quarter conference call will be accessible through the Journal Communications’ website at www.journalcommunications.com/investors, also beginning at 10:00 a.m. CT this morning. An archive of the webcast will be available on this site today through November 6, 2014. Replays of the conference call will also be available through November 6, 2014. To hear the replay, dial (888) 286-8010 (domestic) or (617) 801-6888 (international) at least one hour after the completion of the call. The access code for the replay is 97818983. Pre-registration for the conference call is now available at www.journalcommunications.com/investors.

About Journal Communications

Journal Communications, Inc., headquartered in Milwaukee, Wisconsin, was founded in 1882. We are a diversified media company with operations in television and radio broadcasting, publishing and digital media. We own and operate or provide services to 14 television stations and 35 radio stations in 11 states. We publish the Milwaukee Journal Sentinel, which serves as the only major daily newspaper for the Milwaukee metropolitan area, and several community publications in Wisconsin. Our digital media assets build on our strong publishing and broadcasting brands.

Forward-looking Statements

This press release contains certain forward-looking statements related to our businesses that are based on our current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from the expectations expressed in the forward-looking statements, including, but not limited to, the possibility that the proposed spin and merger transactions with The E. W. Scripps Company do not close (including, but not limited to, due to the failure to satisfy closing conditions), disruption from the proposed transactions making it more difficult to maintain our business and operational relationships, and the risk that unexpected costs will be incurred during this process; changes in network affiliation agreements, including increased costs; the availability of quality broadcast programming at competitive prices; quality and rating of network over-the-air broadcast programs, including programs changing networks and changing competitive dynamics regarding how and when programs are made available to viewers; changes in video programming distribution channels, including new Internet and mobile programming competitors; the effects of the rapidly changing nature of the publishing, broadcasting and printing industries, including general business issues, competitive issues and the introduction of new technologies; changes in federal or state laws and regulations or their interpretations (including changes in regulations governing the number and types of broadcast and cable system properties, newspapers and licenses that a person may control in a given market or in total or changes in spectrum allocation policies); effects of the loss of commercial inventory resulting from uninterrupted television news coverage and potential advertising cancellations due to war or terrorist acts, or other significant events; changes in advertising demand or the buying strategies of advertisers or the migration of advertising to digital platforms; changes in newsprint prices and other costs of materials; and, changes in legislation or customs relating to the collection, management and aggregation and use of consumer information through telemarketing and electronic communication efforts. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Our written policy on forward-looking statements can be found in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission.

Tables Follow

Table No. 1
Journal Communications, Inc.
Consolidated Statements of Operations (unaudited)
(dollars in thousands, except for shares and per-share amounts)

	Third Quarter (A)			Three Quarters (B)
	2014	2013	% Change	2014	2013	% Change

Revenue:
Television	$ 47,952	$ 39,050	22.8	$ 140,868	$ 121,478	16.0
Radio	21,616	20,568	5.1	57,021	56,288	1.3
Publishing	35,684	37,739	(5.4)	108,920	112,717	(3.4)
Corporate eliminations	(114)	(437)	73.9	(360)	(582)	38.1
Total revenue	105,138	96,920	8.5	306,449	289,901	5.7

Operating costs and expenses:
Television	24,429	22,478	8.7	69,516	64,493	7.8
Radio	9,796	9,703	1.0	24,073	24,297	(0.9)
Publishing	23,485	24,900	(5.7)	72,383	75,202	(3.7)
Corporate eliminations	(114)	(438)	74.0	(360)	(580)	37.9
Total operating costs and expenses	57,596	56,643	1.7	165,612	163,412	1.3

Selling and administrative expenses	33,384	30,190	10.6	97,266	95,097	2.3
Total operating costs and expenses and selling and administrative expenses	90,980	86,833	4.8	262,878	258,509	1.7

Operating earnings	14,158	10,087	40.4	43,571	31,392	38.8

Other income and (expense):
Interest expense	(1,436)	(1,889)	24.0	(4,656)	(5,929)	21.5
Other	-	-		-	(188)
Total other income and (expense)	(1,436)	(1,889)	24.0	(4,656)	(6,117)	23.9

Earnings from continuing operations before income taxes	12,722	8,198	55.2	38,915	25,275	54.0

Provision for income taxes	5,676	3,214	76.6	15,259	10,104	51.0

Earnings from continuing operations	7,046	4,984	41.4	23,656	15,171	55.9

Earnings from discontinued operations, net of tax	(23)	(438)	94.7	5,977	(231)	N/A

Net earnings	$ 7,023	$ 4,546	54.5	$ 29,633	$ 14,940	98.3

Weighted average number of shares-Class A and B common stock:
Basic	50,572,699	50,309,880		50,509,680	50,230,655
Diluted	50,774,531	50,590,462		50,711,364	50,510,155

Earnings per share:
Basic - Class A and B common stock:
Continuing operations	$ 0.14	$ 0.10		$ 0.47	$ 0.30
Discontinued operations	-	(0.01)		0.12	-
Net earnings per share - basic	$ 0.14	$ 0.09		$ 0.59	$ 0.30

Diluted - Class A and B common stock:
Continuing operations	$ 0.14	$ 0.10		$ 0.47	$ 0.30
Discontinued operations	-	(0.01)		0.12	-
Net earnings per share - diluted	$ 0.14	$ 0.09		$ 0.59	$ 0.30

(A) 2014 third quarter: June 30, 2014 to September 28, 2014
2013 third quarter: July 1, 2013 to September 29, 2013
(B) 2014 three quarters: December 30, 2013 to September 28, 2014
2013 three quarters: December 31, 2012 to September 29, 2013

Table No. 2
Journal Communications, Inc.
Segment Information (unaudited)
(dollars in thousands)

	Third Quarter (A)			Three Quarters (B)
	2014	2013	% Change	2014	2013	% Change
Revenue
Television	$ 47,952	$ 39,050	22.8	$ 140,868	$ 121,478	16.0
Radio	21,616	20,568	5.1	57,021	56,288	1.3
Publishing	35,684	37,739	(5.4)	108,920	112,717	(3.4)
Corporate eliminations	(114)	(437)	73.9	(360)	(582)	38.1
	$ 105,138	$ 96,920	8.5	$ 306,449	$ 289,901	5.7

Operating earnings (loss)
Television	$ 12,107	$ 5,156	134.8	$ 36,010	$ 20,501	75.6
Radio	4,058	3,496	16.1	10,246	9,736	5.2
Publishing	2,594	3,203	(19.0)	5,823	7,141	(18.5)
Corporate	(4,601)	(1,768)	U	(8,508)	(5,986)	(42.1)
	$ 14,158	$ 10,087	40.4	$ 43,571	$ 31,392	38.8

Depreciation and amortization
Television	$ 3,196	$ 3,228	(1.0)	$ 9,635	$ 9,650	(0.2)
Radio	506	539	(6.1)	1,480	1,642	(9.9)
Publishing	1,612	1,772	(9.0)	4,984	5,257	(5.2)
Corporate	119	174	(31.6)	355	519	(31.6)
	$ 5,433	$ 5,713	(4.9)	$ 16,454	$ 17,068	(3.6)

(A) 2014 third quarter: June 30, 2014 to September 28, 2014
2013 third quarter: July 1, 2013 to September 29, 2013
(B) 2014 three quarters: December 30, 2013 to September 28, 2014
2013 three quarters: December 31, 2012 to September 29, 2013
U Greater than 100% unfavorable variance

Table No. 3
Journal Communications, Inc.
Television, Radio and Publishing Segment Information (unaudited)
(dollars in thousands)

	Third Quarter (A)		% Change	Three Quarters (B)		% Change
	2014	2013	Total	2014	2013	Total
Television:
Total Revenue	$ 47,952	$ 39,050	22.8	$ 140,868	$ 121,478	16.0

Operating earnings	$ 12,107	$ 5,156	134.8	$ 36,010	$ 20,501	75.6

Radio:
Total Revenue	$ 21,616	$ 20,568	5.1	$ 57,021	$ 56,288	1.3

Operating earnings	$ 4,058	$ 3,496	16.1	$ 10,246	$ 9,736	5.2

Publishing:
Advertising revenue:
Retail	$ 14,387	$ 15,476	(7.0)	$ 44,293	$ 45,500	(2.7)
Classified	3,563	3,721	(4.2)	10,608	11,179	(5.1)
National	524	592	(11.5)	1,626	1,841	(11.7)
Total advertising revenue	18,474	19,789	(6.6)	56,527	58,520	(3.4)
Circulation revenue	12,120	12,624	(4.0)	35,663	37,188	(4.1)
Other revenue	5,090	5,326	(4.4)	16,730	17,009	(1.6)
Total revenue	$ 35,684	$ 37,739	(5.4)	$ 108,920	$ 112,717	(3.4)

Operating earnings	$ 2,594	$ 3,203	(19.0)	$ 5,823	$ 7,141	(18.5)

(A) 2014 third quarter: June 30, 2014 to September 28, 2014
2013 third quarter: July 1, 2013 to September 29, 2013
(B) 2014 three quarters: December 30, 2013 to September 28, 2014
2013 three quarters: December 31, 2012 to September 29, 2013

NOTE:

Television, radio and publishing segment information is provided to facilitate comparison of our television, radio and publishing segment results with those of other television, radio and publishing companies and is not representative of the overall business of Journal Communications or its operating results.

Table No. 4
Journal Communications, Inc.
Reconciliation of Consolidated Net Earnings to Consolidated EBITDA and Adjusted EBITDA (unaudited)
(dollars in thousands)

	Third Quarter (A)		Three Quarters (B)
	2014	2013	2014	2013

Net earnings from continuing operations	$ 7,046	$ 4,984	$ 23,656	$ 15,171
Provision for income taxes	5,676	3,214	15,259	10,104
Total other expense, net	1,436	1,889	4,656	6,117
Depreciation	4,731	4,999	14,339	14,922
Amortization	702	714	2,115	2,146
EBITDA	$ 19,591	$ 15,800	$ 60,025	$ 48,460

Impairment of long-lived assets	32	-	32	238
Transaction costs	3,202	145	3,517	1,699
Workforce reduction charges	171	80	784	828
Adjusted EBITDA	$ 22,996	$ 16,025	$ 64,358	$ 51,225

(A) 2014 third quarter: June 30, 2014 to September 28, 2014
2013 third quarter: July 1, 2013 to September 29, 2013
(B) 2014 three quarters: December 30, 2013 to September 28, 2014
2013 three quarters: December 31, 2012 to September 29, 2013

We define EBITDA as net earnings excluding earnings from discontinued operations, net, provision for income taxes, total other expense (which is comprised of interest income and expense), depreciation, and amortization; and we define Adjusted EBITDA as EBITDA excluding non-cash impairment charges, transaction and integration-related costs, and workforce reduction charges. Our management uses EBITDA and Adjusted EBITDA, among other things, to evaluate our operating performance, and to value prospective acquisitions. EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with accounting principles generally accepted in the United States. EBITDA and Adjusted EBITDA should not be considered in isolation of, or as substitutes for, net earnings as indicators of operating performance or cash flows from operating activities as measures of liquidity. EBITDA and Adjusted EBITDA, as we calculate them, may not be comparable to EBITDA and Adjusted EBITDA reported by other companies.

Table No. 5
Journal Communications, Inc.
Calculation of Diluted Earnings Per Share - Class A and B (unaudited)
(dollars and shares in thousands)

	Third Quarter (A)		Three Quarters (B)
	2014	2013	2014	2013

Numerator for diluted earnings per share:
Earnings from continuing operations	7,046	4,984	23,656	15,171
Earnings from discontinued operations, net of tax	(23)	(438)	5,977	(231)
Net earnings	$ 7,023	$ 4,546	$ 29,633	$ 14,940

Denominator for diluted earnings per class A and B share:
Weighted average shares outstanding - Class A and B	50,573	50,310	50,510	50,230
Impact of non-vested restricted shares	202	280	202	280
Adjusted weighted average shares outstanding for class A and B	50,775	50,590	50,712	50,510

Diluted earnings per share of class A and B:
Continuing operations	$ 0.14	$ 0.10	$ 0.47	$ 0.30
Discontinued operations	-	(0.01)	0.12	-
Net earnings per share - diluted	$ 0.14	$ 0.09	$ 0.59	$ 0.30

(A) 2014 third quarter: June 30, 2014 to September 28, 2014
2013 third quarter: July 1, 2013 to September 29, 2013
(B) 2014 three quarters: December 30, 2013 to September 28, 2014
2013 three quarters: December 31, 2012 to September 29, 2013

Table No. 6
Journal Communications, Inc.
Consolidated Condensed Balance Sheets
(dollars in thousands)

	September 28, 2014
	(unaudited)	December 29, 2013
ASSETS
Current assets:
Cash and cash equivalents	$ 1,738	$ 1,912
Receivables, net	68,621	66,670
Inventories, net	2,390	2,191
Prepaid expenses and other current assets	3,842	3,305
Syndicated programs	2,644	2,816
Deferred income taxes	2,449	2,508
Current assets of discontinued operations	-	7,048
Total current assets	81,684	86,450
Property and equipment, net	152,552	160,549
Syndicated programs	3,311	5,162
Goodwill	121,987	124,702
Broadcast licenses	135,166	135,166
Other intangible assets, net	55,648	57,763
Deferred income taxes	13,566	20,125
Other assets	5,258	6,101
Total assets	$ 569,172	$ 596,018

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 25,447	$ 22,154
Accrued compensation	11,341	9,134
Accrued employee benefits	5,214	4,865
Deferred revenue	18,221	15,459
Syndicated programs	2,293	2,247
Accrued income taxes	3,105	3,286
Other current liabilities	5,767	5,560
Current portion of unsecured subordinated notes payable	2,656	2,656
Current portion of long-term notes payable to banks	15,000	15,000
Current portion of long-term liabilities	261	276
Current liabilities of discontinued operations	-	885
Total current liabilities	89,305	81,522
Accrued employee benefits	64,105	64,541
Syndicated programs	3,837	5,741
Long-term notes payable to banks	115,510	179,950
Unsecured subordinated notes payable	10,623	10,623
Other long-term liabilities	3,747	3,554
Shareholders' equity	282,045	250,087
Total liabilities and equity	$ 569,172	$ 596,018

CONTACT:
Journal Communications, Inc.
Jason Graham
Senior Vice President – Finance, Chief Financial Officer
414-224-2884